UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary information statement
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☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2008

ANNUAL MEETING

 & INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY

Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 22, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 22, 2008 at 10:00 a.m., Central Time, at the offices of the Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501, to elect eight members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 10, 2008 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

The Information Statement and the 2007 Annual Report are included in this mailing.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce

Corporate Secretary

Gulfport, Mississippi

April 23, 2008

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (the “Company”) in connection with the 2008 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 22, 2007 at 10:00 a.m., Central Time, at the offices of the Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501. This Information Statement is initially being provided to shareholders on or about April 23, 2008.

At the meeting, the shareholders will vote to elect eight members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of April 10, 2008 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (“Southern Company”). There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote. The Company’s charter provides for cumulative voting rights in the election of directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2009 annual meeting, shareholder proposals must be received by the Company no later than February 23, 2009.

NOMINEES FOR ELECTION AS DIRECTORS

A board of eight directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held and brief descriptions of their business experience. The information is current as of the date of this Information Statement.

Anthony J. Topazi – Director since 2004

Mr. Topazi, 57, is president and chief executive officer of the Company. He previously served as executive vice president of Southern Company Generation and Energy Marketing from November 2000 to December 2003, and senior vice president of Southern Power Company from November 2002 to December 2003.

Roy Anderson, III – Director since 2007

Mr. Anderson, 50, is the chairman, president, and chief executive officer of Roy Anderson Holding Corporation, Gulfport, Mississippi (general construction). He serves on the advisory board of Whitney National Bank of Mississippi and the boards of directors of the Medical Foundation of South Mississippi; Gulfport Main Street; Gulf Coast Renaissance Corporation; American Contractors Insurance Group and is a member of the Gulf Coast Business Council.

Tommy E. Dulaney – Director since 2001

Mr. Dulaney, 69, is president and chief executive officer of Structural Steel Services, Inc. (steel fabrication), Meridian, Mississippi.

Aubrey B. Patterson, Jr. – Director since 2005

Mr. Patterson, 65, is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi. He is a director of Furniture Brands International.

Christine L. Pickering – Director since 2007

Mrs. Pickering, 47, is the owner of Christy Pickering, CPA Public Accounting Firm, Biloxi, Mississippi. She serves as a director of Hancock Bank Holding Company.

Martha D. Saunders – Director since February 2008

Dr. Saunders, 59, has served as president of the University of Southern Mississippi, Hattiesburg, Mississippi since May 2007. She previously served as the chancellor, University of Wisconsin – Whitewater from August 2005 to May 2007 and vice president academic affairs at Columbus State University, Columbus, Georgia from July 2002 to August 2005.

George A. Schloegel – Director since 1995

Mr. Schloegel, 67, is president and chief executive officer of Hancock Bank of Mississippi, Gulfport, Mississippi; Hancock Bank of Louisiana, Baton Rouge, Louisiana; Hancock Bank of Florida, Tallahassee, Florida; and Hancock Bank of Alabama. He is chairman, chief executive officer, president, and director of Hancock Holding Company.

Philip J. Terrell – Director since 1995

Dr. Terrell, 54, is retired superintendent of schools, Pass Christian Public School District, Pass Christian, Mississippi. He is a director of Hancock Bank.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. The shareholders entitled to vote in the election of directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company’s 2008 Annual Meeting unless such shareholder gives the Company notice of his interest to cumulate his vote not less than 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of eight members. The current nominees for election as directors consist of seven independent non-employee directors and Mr. Topazi, the president and chief executive officer of the Company, who is not independent.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (the “NYSE”). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (the “SEC”), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components for non-employee directors are:

Annual retainers:

•	$12,000 annual retainer

Equity grants:

•	340 shares of Southern Company Common Stock paid in quarterly grants of 85 shares (1)

Meeting fees:

•	$1,200 for participation in a meeting of the board

•	$1,000 for participation in a meeting of a committee of the board.

_________

(1)	Equity grants may be deferred at the director’s election.

DIRECTOR DEFERRED COMPENSATION PLAN

If deferred, all quarterly equity grants are required to be deferred in the Deferred Compensation Plan for Directors of Mississippi Power Company (the “Director Deferred Compensation Plan”) and are invested in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock. Earnings are reinvested in additional stock units. Upon leaving the board, distributions are made in shares of Southern Company Common Stock.

In addition, directors may elect to defer up to 100 percent of their remaining compensation in the Director Deferred Compensation Plan until membership on the board ends. Deferred compensation may be invested as follows, at the director’s election:

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the board

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the board

•	at prime interest which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2007, including amounts deferred in the Director Deferred Compensation Plan.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roy Anderson, III	16,800	10,200	0	0	27,000
Thomas E. Dulaney	21,000	12,274	0	0	33,274
Warren A. Hood, Jr. (3)	19,800	12,274	0	0	32,074
Robert C. Khayat	20,800	12,274	0	0	33,074
Aubrey B. Patterson, Jr.	22,000	12,274	0	0	34,274
Christine L. Pickering	17,600	10,200	0	0	27,800
George A. Schloegel	24,000	12,274	0	0	36,274
Philip J. Terrell	21,000	12,274	0	0	33,274

__________

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)

Includes fair market value of equity grants on grant dates and retainer compensation required to be deferred in the Director Deferred Compensation Plan. All such stock awards are vested immediately upon grant.

(3)	Mr. Hood resigned from the Company’s board effective December 6, 2007.

EXECUTIVE SESSIONS

It is the policy of the directors to hold executive sessions of the non-employee directors without management participation at meetings of the Controls and Compliance Committee. The chair of the Controls and Compliance Committee presides over these meetings. Information on how to communicate with the chair of the Controls and

Compliance Committee or the non-employee directors is provided under the section entitled Communicating with the Board.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Schloegel, Chair; Mr. Patterson, Mrs. Pickering, and Dr. Terrell

•	Met four times in 2007

•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing and ethics, and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Dulaney, Chair; Mr. Anderson, and Dr. Saunders

•	Met one time in 2007

•	Oversees the administration of the Company’s compensation arrangements

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2007, the Southern Company Compensation and Management Succession Committee directly retained Hewitt Associates (“Hewitt”) as its outside compensation consultant. The Southern Company Compensation and Management Succession Committee informed Hewitt in writing that it expected Hewitt to advise it if and when there were elements of management proposals to the Southern Company Compensation and Management

Succession Committee that Hewitt believed the Southern Company Compensation and Management Succession Committee should not support, set expectations for Hewitt to be honest and direct with the Southern Company Compensation and Management Succession Committee at all times, and stated that Hewitt’s ongoing engagement would be determined by the Southern Company Compensation and Management Succession Committee. During 2007, Hewitt assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and various other governance, design and compliance matters.

The Southern Company Compensation and Management Succession Committee also retained Towers Perrin in 2007 as described in the Compensation Discussion and Analysis on page 13 herein.

DIRECTOR ATTENDANCE

The board of directors met five times in 2007. Average director attendance at all board and committee meetings was 95 percent. No director nominee attended less than 75 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer also has input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. None of the Company’s current directors attended the Company’s 2007 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company in the 2007 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process included discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”), and the SEC and the NYSE corporate governance rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company as required under rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008. At the 2008 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair

Dorrit J. Bern

Francis S. Blake

Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (“Deloitte & Touche”) — the Company’s principal independent registered public accounting firm for 2006 and 2007:

	2006 2007
	(in thousands)
Audit Fees(1)	$1,054	$1,143
Audit-Related Fees (2)	0	56
Tax Fees	0	0
All Other Fees	0	0
Total	$1,054	$1,199

(1)	Includes services performed in connection with financing transactions.
(2)	Includes other non-statutory audit services and accounting consultations.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2008 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (the “CD&A”), references to the “Compensation Committee” are to the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, and must foster and encourage alignment of executive interests with the interests of our stockholders and our customers. The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•

Southern Company’s actual earnings per share (“EPS”) and the Company’s business unit performance, which includes return on equity (“ROE”), compared to target performance levels established early in the year, determine the ultimate annual incentive payouts.

•	Southern Company common stock (the “Common Stock”) price changes result in higher or lower ultimate values of stock options.
•

Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (“performance dividends”).

In support of the performance-based pay philosophy, we have no general employment contracts with our named executive officers or guaranteed severance, except upon a change in control, and no pay is conditioned solely upon continued employment with any of the named executive officers, other than base salary.

The pay-for-performance principles apply not only to the named executive officers, but also to thousands of Company employees. The short-term incentive program covers nearly all of the Company’s 1,299 employees and our change-in-control protection program covers all the Company’s employees not part of a collective bargaining unit. Stock options and performance dividends cover approximately 250 of the Company’s employees. These programs engage our people in our business, which ultimately is good not only for them, but also for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program for the named executive officers is comprised of several components, each of which plays a different role. The table below discusses the intended role of each material pay component, what it rewards, and why we use it. Following the table is additional information that describes how we made 2007 pay decisions.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	Market practice. Provides a threshold level of cash compensation for job performance.

Annual Incentive	The Company’s annual incentive program rewards achievement of operational, EPS, and business unit financial goals.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill our mission to customers and lead to increased stockholder value in the long-term.

Long-Term Incentive: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.

Long-Term Incentive: Performance Dividends

Performance dividends provide cash compensation based on the number of stock options held at year end, Southern Company’s declared dividends during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on performance, defined as Common Stock performance vs. industry peers.

Southern Excellence Awards	An employee’s supervisor may make discretionary bonus payments to an employee based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Retirement Benefits

The Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or a part of annual incentive and performance dividends in either a prime interest rate or Common Stock account.

Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (“Pension Plan”).

The Supplemental Benefit Plan counts pay, including deferred salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts short-term incentive pay above 15% of base salary for pension purposes.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits

Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows executives to focus on the Company’s operations.

Home security systems lower our risk of harm to executives.

Club memberships are provided primarily for business use.

Perquisites benefit both the Company and executives, at a low cost to the Company.

Post-Termination Pay

Change in control plans provide severance pay, accelerated vesting, and payment of short- and long-term incentive awards upon a change in control of the Company or Southern Company coupled with involuntary termination not for “Cause” or a voluntary termination for “Good Reason.”

Providing protections to senior executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, we review compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Hewitt Associates, one of the compensation consultants retained by the Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of regulated utilities of $2 billion in revenues and up. Proxy data for this entire list of companies below also is used. No other companies’ data are used in our market-pay benchmarking.

Allegheny Energy, Inc.	Entergy Corporation	PNM Resources, Inc.
Alliant Energy Corporation	Exelon Corporation	PPL Corporation
Ameren Corporation	FirstEnergy Corp.	Progress Energy, Inc.
American Electric Power Company, Inc.	FPL Group, Inc.	Public Service Enterprise Group Incorporated
Centerpoint Energy, Inc.	Great Plains Energy Incorporated	Puget Energy, Inc.
CMS Energy Corporation	Hawaiian Electric Industries, Inc.	SCANA Corporation
Consolidated Edison, Inc.	KeySpan Corporation	Sempra Energy
Constellation Energy Group, Inc.	NiSource Inc.	Sierra Pacific Resources
Dominion Resources, Inc.	Northeast Utilities	TECO Energy, Inc.
DTE Energy Company	NSTAR	TXU Corp.
Duke Energy Corporation	OGE Energy Corp.	Vectren Corporation
Edison International	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Energy East Corporation	PG&E Corporation	WPS Resources Corporation
	Pinnacle West Capital Corporation	Xcel Energy Inc.

Southern Company is one of the largest U.S. utility companies in revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well. For that reason, the consultant size-adjusts the market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the data, with a focus on pay opportunities at target performance (rather than actual plan payouts). The Company specifically looks at the market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers. Based on that data, the Company establishes a total target compensation opportunity for each named executive officer. Total target compensation opportunity is the sum of base salary, annual incentive payout (at the target performance level), stock option awards at a target value, and performance dividend payout (at the target performance level). Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term incentives as a percent of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2007 compensation amounts. Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies our size and in our industry. The total target compensation opportunities established in 2007 for each named executive officer is shown below.

Name	Salary ($)	Annual Incentive ($)	Long-Term Incentive ($)	Total Target Compensation Opportunity ($)
A. Topazi	366,675	220,005	366,673	953,353
F. Turnage	212,747	95,736	119,670	428,153
J. Atherton	175,945	70,378	76,976	323,299
K. Flowers	207,440	82,976	90,753	381,169
D. Horsley	242,684	109,208	136,504	488,396

As is our long-standing practice, the salary levels shown above were not effective until March 2007. Therefore, the amounts reported in the Summary Compensation Table are lower because that table reports actual amounts paid in 2007. For purposes of comparing the value of our compensation program to the market data, stock options are valued at 15%, and performance dividend targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. For the 2007 grant of stock options and the performance dividend targets established for the 2007 - 2010 performance measurement period, this value was $8.515 per stock option granted. In the long-term incentive column, 60% of the value shown is attributable to stock options and 40% attributable to performance dividends. The stock option value used for market data comparisons exceeds the value reported in the Grants of Plan-Based Awards Table because the value above is calculated assuming that the options are held for their full 10-year term. The calculation of the Black-Scholes value reported in the Grants of Plan-Based Awards Table uses historical holding period averages of approximately five years.

▪    As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market and within a range of plus or minus 10% of the established total target compensation opportunity. Therefore, some executives may be paid somewhat above and others somewhat below market. This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. The average total target compensation opportunities for the named executive officers for 2007 were within the market data range described above.

▪    In 2007, the Compensation Committee engaged an additional executive compensation consulting firm, Towers Perrin, to conduct a broad assessment of Southern Company’s executive compensation program. Benchmarking data as well as actual levels of payouts made at peer companies was reviewed. The consulting firm was directed to review the level of total target pay opportunities, the weight of each primary pay component, and the annual and long-term incentive goal metrics. Based on the findings from this review, the Company and the Compensation Committee continue to believe that our executive compensation program provides the appropriate level and mix of compensation for the senior management of the Company, including the named executive officers.

▪    In 2004, the Compensation Committee received from its executive compensation consulting firm a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies. The results indicated that the Company’s executive benefits program was slightly below market. The Compensation Committee plans to have this study updated in 2008.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2007 Base Salary

The named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above. Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance. This analysis of individual performance included the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years.

Base salaries for Ms.Turnage and Messrs. Atherton and Horsley for 2007 were recommended by Mr. Topazi to Mr. Ratcliffe, the Southern Company President and Chief Executive Officer. The base salary for Ms. Flowers, who serves as both an executive officer of the Company and of Southern Company’s generation business unit (“Southern Company Generation”), was recommended by Mr. W. Paul Bowers, who at the time was the President of Southern Company Generation, with input from Mr. Topazi. Mr. Topazi’s base salary is approved by Mr. Ratcliffe.

2007 Incentive Compensation

Achieving Operational and Financial Goals — Our Guiding Principle for Incentive Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2007, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting increased energy demand with the best economic and environmental choices.

In 2007, we also focused on and rewarded:

•

Southern Company EPS Growth — A continuation of growing EPS an average of 5% per year from a base, excluding earnings from synthetic fuel investments, established in 2002. The target goal shown below is 5% greater than the goal established for 2006.

•	Company ROE in the top quartile of comparable electric utilities.

•	Common Stock dividend growth.

•	Long-term Southern Company total shareholder return.

•	Financial Integrity — An attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The incentive compensation program is designed to encourage the Company to achieve these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommends to the Compensation Committee program design and award amounts for senior executives.

2007 Annual Incentive Program

Program Design

The Performance Pay Program is Southern Company’s annual incentive plan. Almost all the employees of the Company are participants, including the named executive officers.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the annual incentive goal structure for 2007 is provided below.

•

Operational goals for 2007 were safety, customer service, plant availability, transmission and distribution system reliability, inclusion, and, for Southern Company Generation, also net income. Each of these operational goals is explained in more detail under “Goal Details” below. The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals. The amount for each goal can range from 0.90 to 1.10 or 0.00 if a threshold performance level is not achieved as more fully described below. The level of achievement for each operational goal is determined and the results are averaged.

•

Southern Company EPS is weighted at 50% of the financial goals. EPS is defined as earnings from continuing operations divided by average shares outstanding during the year, excluding earnings from synthetic fuel investments. The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•

Business unit financial performance is weighted at 50% of the financial goals. The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year. For Southern Company Generation, it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies, Alabama Power Company, Georgia Power Company, and Gulf Power Company. For Ms. Flowers, the business unit financial goal was weighted 30% Company ROE and 20% Southern Company Generation financial goal.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered one time or outside of normal operations or not anticipated in the business plan when the earnings goal was established, and of sufficient magnitude to warrant recognition. For the payouts based on 2007 performance, no adjustments materially impacted the payouts to the named executive officers.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund its Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Service – The Company uses customer satisfaction surveys to evaluate its performance. The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of fossil/hydro plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety – Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity – The inclusion program seeks to improve our inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

Company and Southern Company capital expenditures “gate” or threshold goal – The Company and Southern Company strived to manage total capital expenditures for the participating business units at or below approximately $151 million and $3.8 billion, respectively, for 2007, excluding nuclear fuel. If the Company or Southern Company capital expenditure target is exceeded, total operational goal performance is capped at 0.90 for all business units, regardless of the actual operational goal results. Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in 2007, such as acquisitions or disposition of assets, new capital projects, and other events.

The Southern Company Generation goals included availability, safety, inclusion, and Southern Company Generation net income. For Ms. Flowers, the operational goals are weighted 60% based on the Company’s operational goals and 40% based on Southern Company Generation’s operational goals.

The range of performance levels established for the operational goals are detailed below.

Level of Performance	Customer Service	Reliability	Availability –Company/ Southern Company Generation	Safety - Company/ Southern Company Generation	Inclusion	Southern Company Generation Net Income
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.25/2.00%	1.00/0.30	Significant improvement	$170 million
Target (1.00)	Top quartile overall	Maintain historical performance	3.00/2.75%	1.50/0.60	Improve	$150 million
Threshold (0.90)	3rd quartile	Below historical performance	4.00/3.75%	2.00/0.90	Below expectations	$120 million
0 Trigger	4th quartile	Significant issues	9.00/6.00%	>2.00/>0.90	Significant issues	<$100 million

EPS and Business Unit Financial Performance:

The range of EPS and business unit financial goals for 2007 is shown below. The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	Southern Company EPS, excluding earnings from synthetic fuel investments	Business unit financial performance ROE	Payout Factor	Payout Factor at Highest Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.265	14.25%	2.00	2.20	0.00
Target	$2.155	13.50%	1.00	1.10	0.00
Threshold	$2.08	10.50%	0.25	0.275	0.00
Below threshold	<$2.08	<10.50%	0.00	0.00	0.00

2007 Achievement

Each named executive officer had a target annual incentive opportunity, based on his position, set by the Compensation Committee at the beginning of 2007. Targets are set as a percentage of base salary. Mr. Topazi’s target was set at 60%. For Ms. Turnage and Mr. Horsley it was set at 45% and for Ms. Flowers and Mr. Atherton it was set at 40%. Actual payouts were determined by adding the payouts derived from EPS and business unit financial performance goal achievement for 2007 and multiplying that sum by the result of the operational goal achievement. The gate goal target was not exceeded and therefore did not affect payouts. Actual 2007 goal achievement is shown in the following table.

Business Unit	Operational Goal Multiplier (A)	EPS, excluding earnings from synthetic fuel investments	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.09	$2.21	1.69	13.96%	1.61	1.65	1.80
Southern Company Generation	1.05	$2.21	1.69	Corporate Weighted Average	1.25	1.47	1.54

For Ms. Flowers, the Total Payout Factor was based 50% on EPS, 30% on Company performance, and 20% on Southern Company Generation performance. It was adjusted based on a weighted average of the Company operational goal multiplier (60%) and the Southern Company Generation operational goal multiplier (40%).

Note that the Total Payout Factor may vary from the Total Weighted Performance multiplied by the Operational Goal Multiplier due to rounding. To calculate the annual incentive payout amount, the target opportunity (annual incentive target times base salary) is multiplied by the Total Payout Factor.

Annual incentive payouts were determined using EPS and business unit financial performance results. The EPS results used differ somewhat from the results reported in Southern Company’s financial statements in Southern Company’s 2007 Annual Report to Stockholders, as described below.

EPS, excluding earnings from synthetic fuel investments — In 2007, Southern Company’s synthetic fuel investments generated tax credits as a result of synthetic fuel production. Due to higher oil prices over the past two years, such tax credits were partially phased out and one synfuel investment was terminated in 2006. These tax credits were no longer available after December 31, 2007. Southern Company management uses EPS, excluding earnings from synthetic fuel investments, to evaluate the performance of Southern Company’s ongoing business activities. We believe the presentation of earnings and EPS, excluding the results of the synthetic fuel investments, also is useful for investors because it provides additional information for purposes of comparing our performance for such periods. For 2007, reported EPS was $2.29 per share including earnings from synthetic fuel investments, and $2.21 per share excluding earnings from synthetic fuel investments. As established by the Compensation Committee in early 2007, the annual incentive goal for 2007 measured the EPS performance, excluding earnings from synthetic fuel investments.

Actual performance exceeded the target performance levels established by the Compensation Committee in early 2007; therefore, the payout levels also exceeded the target pay opportunities that were established. More information on how target pay opportunities are established is provided under the section entitled “Market Data” in this CD&A.

The table below shows the pay opportunity set in early 2007 for the annual incentive payout at target-level performance and the actual payout based on the actual performance shown above.

Name	Target Annual Incentive Opportunity ($)	Actual Annual Incentive Payout ($)
A. Topazi	220,005	396,009
F. Turnage	95,736	172,325
J. Atherton	70,378	126,680
K. Flowers	82,976	140,229
D. Horsley	109,208	196,574

Stock Options

Options to purchase Common Stock are granted annually and were granted in 2007 to the named executive officers and about 245 other employees of the Company. Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.

Stock option award sizes for 2007 were calculated using guidelines set by the Compensation Committee as a percent of base salary. These guidelines are kept stable from year to year unless the market data indicates a clear need to change them.

The number of options granted is the guideline amount divided by Southern Company’s average daily Common Stock price for the 12 months preceding the grant. This is done to mitigate volatility in the number of options granted and to provide a standard grant methodology.

The calculation of the 2007 stock option grants for the named executive officers is shown below.

Name	Guideline %	Salary ($)	Guideline Amount ($)	Average Daily Stock Price ($)	Number Of Stock Options Granted (Guideline Amount/Average Daily Stock Price)
A. Topazi	400% of Salary	366,675	1,466,700	34.06	43,062
F. Turnage	225% of Salary	212,747	478,681	34.06	14,054
J. Atherton	175% of Salary	175,945	307,904	34.06	9,040
K. Flowers	175% of Salary	207,440	363,020	34.06	10,658
D. Horsley	225% of Salary	242,684	546,039	34.06	16,031

More information about the stock option program is contained in the Grants of Plan-Based Awards Table and the information accompanying it.

Performance Dividends

All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year. Dividend equivalents can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year. Actual payout will depend on Southern Company’s total shareholder return over a four-year performance measurement period compared to a group of other electric and gas utility companies. The peer group is determined at the beginning of each four-year performance measurement period. The peer group varies from the “Market Data” peer group due to the timing and criteria of the peer selection process. The peer group for performance dividends is set by the Compensation Committee at the beginning of the four-year measurement period. However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2007 Payout

The peer group used to determine the 2007 payout for the 2004-2007 performance measurement period was made up of utilities with revenues of $2 billion or more with regulated revenues of 70% or more. Those companies are listed below.

Allegheny Energy, Inc.	Exelon Corporation	Progress Energy, Inc.
Alliant Energy Corporation	FirstEnergy Corporation	Public Service Enterprise Group Incorporated
Ameren Corporation	FPL Group, Inc.	Puget Energy, Inc.
American Electric Power Company, Inc.	NiSource Inc.	SCANA Corporation
Avista Corporation	Northeast Utilities	Sempra Energy
Consolidated Edison, Inc.	NorthWestern Corporation	Sierra Pacific Resources
DTE Energy Company	NSTAR	Westar Energy, Inc.
Energy East Corporation	OGE Energy Corp.	Wisconsin Energy Corporation
Entergy Corporation	Pepco Holdings, Inc.	Xcel Energy Inc.
Pinnacle West Capital Corporation

The scale below determined the percent of the full year’s dividend paid on each option held at December 31, 2007 based on the 2004-2007 performance measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of a Full Year’s Dividend Paid)
90th percentile or higher	100%
50th percentile	50%
10th percentile or lower	0%

The above payout scale, when established in 2004, paid 25% of the dividend at the 30th percentile and zero below that. The scale was extended to the 10th percentile on a straight-line basis by the Compensation Committee in October 2005, in order to avoid the earnings volatility and employee relations issues that the payout cliff created.

Total shareholder return was calculated by measuring the ending value of a hypothetical $100 invested in each company’s stock at the beginning of each of 16 quarters.

Southern Company’s total shareholder return performance during the four-year period ending with 2007 was the 39th percentile, resulting in a payout of 36% of the full year’s Common Stock dividend, or $0.58. This figure was multiplied by each named executive officer’s outstanding stock options at December 31, 2007 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table.

2010 Opportunity

The peer group for the 2007-2010 performance measurement period (which will be used to determine the 2010 payout) is made up of utility companies with revenues of $1.2 billion or more with regulated revenues of approximately 60% or more. Those companies are listed below.

The guideline used to establish the peer group for the 2004-2007 performance measurement period was somewhat different from that used in 2007 to establish the peer group for the 2007-2010 performance measurement period. The guideline for inclusion in the peer group is reevaluated annually as needed to assist in identifying 25 to 30 companies similar to Southern Company. While the guideline does vary somewhat, 25 of the 29 companies in the peer group for the 2004-2007 performance measurement period also were in the peer group established for the 2007-2010 period.

Allegheny Energy, Inc.	Edison International	Progress Energy, Inc.
Alliant Energy Corporation	Energy East Corporation	Puget Energy, Inc.
Ameren Corporation	Entergy Corporation	SCANA Corporation
American Electric Power Company, Inc.	Exelon Corporation	Sempra Energy
Aquila, Inc.	FPL Group, Inc.	Sierra Pacific Resources
Avista Corporation	Hawaiian Electric	TECO
Centerpoint Energy, Inc.	NiSource Inc.	UIL Holdings
CMS Energy Corporation	Northeast Utilities	Unisource
Consolidated Edison, Inc.	NSTAR	Vectren Corporation
DPL Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
DTE, Inc.	PG&E Corporation	Wisconsin Energy Corporation
Duke Energy	Pinnacle West Capital Corporation	Xcel Energy Inc.

The scale below will determine the percent of the full year’s dividend paid on each option held at December 31, 2010, based on the 2007-2010 performance measurement period. Payout for performance between points is interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of a Full Year’s Dividend Paid)
90th percentile or higher	100%
50th percentile	50%
10th percentile or lower	0%

See the Grants of Plan-Based Awards Table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2007-2010 Performance Dividend Program.

Southern Excellence Awards

The President of Southern Company Generation approved a discretionary award to Ms. Flowers for the superior leadership she demonstrated at both the Company and Southern Company Generation during 2007, particularly regarding peak season operations and the Company’s proposed integrated coal gasification combined cycle project.

Mr. Topazi approved discretionary awards to Ms. Turnage and Messrs. Atherton and Horsley for superior leadership in the achievement of the Company’s corporate goals and objectives in 2007.

Timing of Incentive Compensation

As discussed above, Southern Company EPS and the Company’s financial performance goals for the 2007 annual incentive program were established at the February 2007 Compensation Committee meeting. Annual stock option grants were also made at that meeting. The establishment of incentive compensation goals and the granting of stock options were not timed with the release of non-public material information. This procedure was consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2007 was the closing price of the Common Stock on the date of grant.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers:

Retirement Benefits

Generally, all full-time employees of the Company, including the named executive officers, participate in our funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. We also provide unfunded benefits that count salary and short-term incentive pay that is ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are mentioned in the chart on page 11 of this CD&A.) See the Pension Benefits Table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections

The Compensation Committee approved the change-in-control protection program in 1998. The program provides some level of severance benefits to all employees not part of a collective bargaining unit, if the conditions of the program are met, as described below. The Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to executives upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general minimizes disruption during a pending or anticipated change in control. For all participants, payment and vesting occur only upon the occurrence of both an actual change in control and loss of the individual’s position.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term incentive awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to two or three times their base salary plus the annual incentive amount assuming target-level performance. Most officers are entitled to severance payments equal to two times their base salary plus the annual incentive amount assuming target-level performance. Mr. Topazi is entitled to the larger amount. These amounts are consistent with that provided by other companies of our size and in our industry and were established based on market-data provided to the Compensation Committee from its compensation consultant.

More information about post-employment compensation, including severance arrangements under our change in control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of Vice President or above. All of the named executive officers are covered by the requirements. The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but if so, the ownership target is doubled.

 The requirements are expressed as a multiple of base salary as per the table below.

Name	Multiple Of Salary Without Counting Stock Options	Multiple Of Salary Counting 1/3 Of Vested Options
A. Topazi	3 Times	6 Times
F. Turnage	2 Times	4 Times
J. Atherton	1 Time	2 Times
K. Flowers	1 Time	2 Times
D. Horsley	2 Times	4 Times

Current officers have until September 30, 2011 to meet the applicable ownership requirement. Newly-elected officers will have five years to meet the applicable ownership requirement.

Policy on Recovery of Awards

Southern Company’s 2006 Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K covering the fiscal year ended December 31, 2007 and in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair

Jon A. Boscia

H. William Habermeyer, Jr

Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received by the Chief Executive Officer, the Chief Financial Officer, and the next three most highly-paid executive officers who served in 2007. Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen -sation ($)	Change in Pension Value and Nonquali-fied Deferred Compen -sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Anthony Topazi	2007	363,116	0	0	177,415	521,312	625,156	35,410	1,722,409
President, Chief Executive Officer, and Director	2006	345,261	0	0	169,897	510,567	286,525	34,054	1,346,304
Frances Turnage	2007	210,293	10,000	0	57,902	204,936	267,575	19,760	770,466
Vice President, Chief Financial Officer, and Treasurer	2006	196,135	20,000	0	53,846	206,475	111,455	27,112	615,023
John Atherton	2007	173,915	24,000	0	33,469	142,680	91,599	10,631	476,294
Vice President	2006	157,771	20,000	0	23,088	146,552	42,266	18,877	408,554
Kimberly Flowers	2007	205,236	8,500	0	41,654	170,642	41,180	12,845	480,057
Vice President	2006	195,113	10,000	0	38,742	178,999	149	23,221	446,224
Donald Horsley	2007	240,328	10,000	0	66,048	238,632	216,708	23,668	795,384
Vice President	2006	215,308	0	0	42,973	228,397	52,936	196,591	736,205

Column (d)

The amounts reported in this column for 2007 reflect Southern Excellence Awards given to these named executive officers. These awards are not attributable to pre-established performance goals.

Column (e)

No equity-based compensation has been awarded to the named executive officers, or any other employees of the Company, other than Stock Option Awards which are reported in column (f).

Column (f)

This column reports the dollar amounts recognized for financial statement reporting purposes with respect to 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note 1 to the financial statements in the Company’s 2007 Annual Report.

Except for Ms. Flowers and Mr. Atherton, the amounts shown for the named executive officers equal the grant date fair value for the 2007 options granted in 2007, as reported in the Grants of Plan-Based Awards Table because these named executive officers have been retirement eligible for several years and therefore their options will vest in full upon termination. Accordingly, under FAS 123R, the full grant date fair value of their option awards is expensed in the year of grant. However, for Ms. Flowers and Mr. Atherton, the amounts reported reflect the amounts expensed in 2007 attributable to the following stock option grants made in 2007 and in prior years because they were not retirement eligible on the grant dates. Therefore, the grant date fair value for options granted to Ms. Flowers and Mr. Atherton is recognized over the shorter period of a) the vesting period of each option or b) the period to the date he becomes retirement eligible. The grant date fair value for the grant made in 2007 is reported in the Grants of Plan-Based Awards Table.

Grant Date	Amount Expensed in 2007 Kimberly Flowers ($)	Amount Expensed in 2007 John Atherton ($)
2004	1,384	250
2005	13,678	11,166
2006	13,943	11,105
2007	12,649	10,948
Total	41,654	33,469

Column (g)

The amounts in this column are the aggregate of the payouts under the annual incentive program and the performance dividend program attributable to performance periods ending December 31, 2007 that are discussed in detail in the CD&A. The amounts paid under each program to the named executive officers are shown below:

Name	Annual Incentive ($)	Performance Dividends ($)	Total ($)
A. Topazi	396,009	125,303	521,312
F. Turnage	172,325	32,611	204,936
J. Atherton	126,680	16,000	142,680
K. Flowers	140,229	30,413	170,642
D. Horsley	196,574	42,058	238,632

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, “Pension Benefits”) during 2006 and 2007. The amount included for 2006 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2005 and September 30, 2006; the 2007 amount is the difference in the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007. The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors—growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of September 30, 2007, see the information following the Pension Benefits Table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of September 30, 2006 and September 30, 2007 follow:

▪	Discount rate was increased to 6.3% as of September 30, 2007 from 6.0% as of September 30, 2006.
▪	Unpaid incentives have been assumed to be 135% of target levels as of September 30, 2007; payments at 130% of target levels was assumed as of September 30, 2006.

The pension plans’ provisions were substantively the same as of September 30, 2005 and September 30, 2006. However, the present values of accumulated Pension Benefits as of September 30, 2007 reflect new provisions regarding the form and timing of payments from the supplemental pension plans. These changes bring those plans into compliance with Section 409A of the Code. The key change was to the form of payment. Instead of providing monthly payments for the lifetime of each named executive officer and his/her spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments. Calculations of the present value of accumulated benefits calculations shown prior to September 30, 2007 reflect supplemental pension benefits being paid monthly for the lifetimes of named executive officers and their spouses. The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the new form of payment. This new form of payment is described more fully in the information following the Pension Benefits Table.

This column also reports above-market earnings on deferred compensation. Above-market earnings are defined by the SEC as any amount above 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Code.

Under the Deferred Compensation Plan, eligible employees are permitted to defer up to 50% of their salary and 100% of payments under the annual incentive program or the performance dividend program. The deferred amounts are then treated as if invested in one of two investment options — at the election of the participant. Amounts may be treated as if invested in the Common Stock (the “Stock Equivalent Account”) or the prime interest rate as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks (the “Prime Equivalent Account”).

The amounts invested in the Stock Equivalent Account are treated as if dividends are paid and reinvested at the same rate as that paid to Southern Company’s stockholders. That amount is not considered “above-market” as defined by the SEC.

In 2006 and 2007, the prime interest rate used in the Prime Equivalent Account exceeded 120% of the applicable long-term rate in effect at the measurement point under the SEC’s rules. Therefore, earnings that exceed the amount calculated at that rate are reported here. The range of interest rates under the Prime Equivalent Account was 7.25% to 8.25% in 2006 and 2007 and the applicable long-term rate was 7.14%.

The table below itemizes the amounts reported in this column.

Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
A. Topazi	2007	622,832	2,324	625,156
	2006	285,124	1,401	286,525
F. Turnage	2007	267,512	63	267,575
	2006	111,455	0	111,455
J. Atherton	2007	91,599	0	91,599
	2006	42,266	0	42,266
K. Flowers	2007	41,015	165	41,180
	2006	0*	149	149
D. Horsley	2007	214,112	2,596	216,708
	2006	51,252	1,684	52,936

* The present value of accumulated benefits declined from September 30, 2005 to September 30, 2006 by $1,409.

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2007 to the Southern Company Employee Savings Plan (the “ESP”), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code; and contributions in 2007 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (the “SBP”). The

SBP is described more fully in the information following the Nonqualified Deferred Compensation Table.

The amounts reported are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
A. Topazi	10,104	6,787	11,475	7,044	35,410
F. Turnage	6,964	4,823	7,973	0	19,760
J. Atherton	1,053	707	8,870	0	10,631
K. Flowers	1,718	1,170	9,957	0	12,845
D. Horsley	6,554	4,856	11,475	782	23,668

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships. The Company provides club memberships to certain officers, including all of the named executive officers. The memberships are provided for business use; however, personal use is permitted. The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use. Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Personal Use of Corporate-Owned Aircraft. Southern Company owns aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the spousal travel and no amounts are included for such travel. Any additional expenses incurred that are related to spousal travel are included.

Home Security Systems. The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS MADE IN 2007

The Grants of Plan-Based Awards Table provides information on stock option grants made and goals established for future payouts under the Company’s incentive compensation programs during 2007 by the Compensation Committee. In this table, the annual incentive and the performance dividend payouts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
A. Topazi	2/19/2007	PPP PDP	49,501 17,229	220,005 172,292	484,011 344,584	216,040	36.42	177,415
F. Turnage	2/19/2007	PPP PDP	21,541 4,484	95,736 44,839	210,620 89,679	56,225	36.42	57,902
J. Atherton	2/19/2007	PPP PDP	15,835 2,200	70,378 22,000	154,832 44,000	27,586	36.42	37,245
K. Flowers	2/19/2007	PPP PDP	18,670 4,182	82,976 41,819	182,547 83,637	52,437	36.42	43,911
D. Horsley	2/19/2007	PPP PDP	24,572 5,783	109,208 57,829	240,257 115,658	72,513	36.42	66,048

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2007 to be paid for certain levels of performance as of December 31, 2007 under the annual incentive program, the Company’s short-term incentive program. The Compensation Committee assigns each named executive officer a target incentive opportunity, expressed as a percentage of base salary, that is paid for target-level performance under the annual incentive program. The target incentive opportunities established for the named executive officers for 2007 performance were 60% for Mr. Topazi, 45% for Ms. Turnage and Mr. Horsley, and 40% for Ms. Flowers and Mr. Atherton. The payout for threshold performance was set at 0.225 times the target incentive opportunity and the maximum amount payable was set at 2.20 times the target. The amount paid to each named executive officer under the annual incentive program for actual 2007 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table. More information about the annual incentive program, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

The Company also has a long-term incentive program, the performance dividend program, that pays performance-based dividend equivalents based on Southern Company’s total shareholder return (“TSR”) compared with the TSR of its peer companies over a four-year performance measurement period. The Compensation Committee establishes the level of payout for prescribed levels of performance over the measurement period.

In February 2007, the Compensation Committee established the performance dividend program goal for the four-year performance measurement period beginning on January 1, 2007 and ending on December 31, 2010. The amount earned in 2010 based on the performance measurement for 2007-2010 will be paid following the end of the period. However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance measurement period. Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level or higher than the prior year.

The performance dividend program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance measurement period. It can range from less than five percent for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile. That amount is then paid per option held at the end of the four-year period. The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2007-2010 performance measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2010, (2) the actual dividend paid in 2010 to Southern Company’s stockholders, if any, and (3) the number of options held by the named executive officers on December 31, 2010.

The number of options held on December 31, 2010 will be affected by the number of additional options granted to the named executive officers prior to December 31, 2010, if any, and the number of options exercised by the named executive officers prior to December 31, 2010, if any. None of these components necessary to calculate the range of payout under the performance dividend program for the 2007-2010 performance measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2007, as reported in columns (b) and (c) of the Outstanding Equity Awards at Fiscal Year-End Table and the Common Stock dividend of $1.595 per share paid to Southern Company’s stockholders in 2007. These factors are itemized below.

Name	Stock Options Held as of December 31, 2007 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
A. Topazi	216,040	0.07975	0.7975	1.595
F. Turnage	56,225	0.07975	0.7975	1.595
J. Atherton	27,586	0.07975	0.7975	1.595
K. Flowers	52,437	0.07975	0.7975	1.595
D. Horsley	72,513	0.07975	0.7975	1.595

More information about the performance dividend program is provided in the CD&A.

Columns (f) and (g)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant. Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. Please see Potential Payments Upon Termination or Change In Control for more information about the treatment of stock options under different termination and change in control events.

The Compensation Committee granted these stock options to the named executive officers at its regularly scheduled meeting on February 19, 2007. February 19, 2007 was a holiday (Presidents’ Day) and the NYSE was closed. Therefore, under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($36.42 per share) on the last trading day prior to the grant date which was February 16, 2007.

Column (h)

The value of stock options granted in 2007 was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 1 to the financial statements in the Company’s 2007 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Topazi	29,229 27,526 37,479 25,203 13,647 0	0 0 0 12,602 27,292 43,062	0	25.26 27.975 29.50 32.70 33.81 36.42	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017	0	0	0	0
F. Turnage	7,973 7,220 6,988 4,677 4,325 0	0 0 0 2,338 8,650 14,054	0	25.26 27.975 29.50 32.70 33.81 36.42	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017	0	0	0	0
J. Atherton	658 1,260 5,731 2,677 0	0 0 2,866 5,354 9,040	0	27.975 29.50 32.70 33.81 36.42	02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017	0	0	0	0
K. Flowers	10,673 10,491 7,021 3,362 0	0 0 3,510 6,722 10,658	0	27.975 29.50 32.70 33.81 36.42	02/15/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017	0	0	0	0
D. Horsley	14,637 8,703 7,839 7,532 4,944 3,452 0	0 0 0 0 2,472 6,903 16,031	0	22.425 25.26 27.975 29.50 32.70 33.81 36.42	04/16/2011 02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2002 through 2004 were fully vested as of December 31, 2007. The options granted in 2005, 2006, and 2007 become fully vested as shown below.

Expiration Date	Date Fully Vested
February 18, 2015	February 18, 2008
February 20, 2016	February 20, 2009
February 19, 2017	February 19, 2010

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments Upon Termination or Change In Control for more information about the treatment of stock options under different termination and change in control events.

OPTION EXERCISES AND STOCK VESTED IN 2007

None of the named executive officers were granted stock awards.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A. Topazi	0	0	0	0
F. Turnage	0	0	0	0
J. Atherton	0	0	0	0
K. Flowers	11,756	150,359	0	0
D. Horsley	10,317	178,765	0	0

PENSION BENEFITS AT 2007 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
A. Topazi	Pension Plan SBP-P SERP	34.42 34.42 34.42	751,637 1,664,205 634,798	0 0 0
F. Turnage	Pension Plan SBP-P SERP	25.75 25.75 25.75	580,790 317,580 189,846	0 0 0
J. Atherton	Pension Plan SBP-P SERP	21.92 21.92 21.92	209,112 69,996 62,954	0 0 0
K. Flowers	Pension Plan SBP-P SERP	19.08 19.08 19.08	163,745 74,290 55,658	0 0 0
D. Horsley	Pension Plan SBP-P SERP	28.42 28.42 28.42	465,719 208,255 161,628	0 0 0

The named executive officers earn employer-paid pension benefits from three integrated retirement plans. More information about pension benefits is provided in the CD&A.

The Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay. The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals. A statutory limit restricts the amount considered each year; the limit for 2007 was $225,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2007, all the named executive officers, except for Ms. Flowers and Mr. Atherton, are eligible to retire immediately.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. All the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse. A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (the “SBP-P”)

The SBP-P is an unfunded retirement plan that is not tax-qualified. This plan provides to high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals. The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than 6%. Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar of separation. If the terminating participant is retirement eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (the “SERP”)

The SERP also is an unfunded retirement plan that is not tax qualified. This plan provides to high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire. More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments Upon Termination or Change In Control.

The following assumptions were used in the present value calculations:

• Discount rate – 6.3% as of September 30, 2007
• Retirement date – Normal retirement age (65 for all named executive officers)
• Mortality after normal retirement — RP2000 Combined Healthy mortality rate table
• Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
• Form of payment for Pension Benefits
o Unmarried retirees: 100% elect a single life annuity
o Married retirees: 20% elect a single life annuity; 40% elect a joint and 50% survivor annuity; and 40% elect a joint and 100% survivor annuity
• Percent married at retirement — 80% of males and 70% of females

• Spouse ages — Wives two years younger than their husbands
• Incentives earned but unpaid as of the measurement date — 130% of target percentages times base rate of pay for year incentive is earned.
• Installment determination—5.3% discount rate for single sum calculation and 7.3% prime rate on unpaid balances during the installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2007 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
A. Topazi	109,479	7,044	29,042	0	386,121
F. Turnage	8,856	0	7,868	0	90,564
J. Atherton	0	0	0	0	0
K. Flowers	0	0	1,779	0	22,465
D. Horsley	99,204	782	24,276	0	333,547

Southern Company provides the Deferred Compensation Plan (the “DCP”) which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income held by a Southern Company stockholder. During 2007, the rate of return in the Stock Equivalent Account was 9.83%, which was Southern Company’s TSR for 2007.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The range of interest rates earned on amounts deferred during 2007 in the Prime Equivalent Account was 7.25% to 8.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2007. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amount of incentive compensation deferred in 2007 was the amount paid for performance under the annual incentive program and the performance dividend program that were earned as of December 31, 2006 but not payable until the first quarter of 2007. This amount is not reflected in the Summary Compensation Table because that table reports incentive compensation that was earned in 2007, but not payable until early 2008. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column were also reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings on both compensation the named executive officers elected to defer and earnings on employer contributions under the SBP. See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (e)

There were no aggregate withdrawals or distributions.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ Information Statements or Annual Reports on Form 10-K. The chart below shows the amounts reported in prior years’ Information Statements or Annual Reports on Form 10-K.

Name	Amounts Deferred under the DCP Prior to 2007 and Reported in Prior Years’ Information Statements or Annual Reports on Form 10-K ($)	Employer Contributions under the SBP Prior to 2007 and Reported in Prior Years’ Information Statements or Annual Reports on Form 10-K ($)	Total ($)
A. Topazi	136,448	15,600	152,048
F. Turnage	24,234	533	24,767
J. Atherton	0	0	0
K. Flowers	0	586	586
D. Horsley	70,198	0	70,198

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change in control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefits programs or the change in control severance program. All of the named executive officers are participants in Southern Company’s change in control severance plan for officers. (As described in the CD&A, all employees not part of a collective bargaining unit are participants in a change in control severance plan.) The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2007 and assumes that the price of Common Stock is the closing market price as of December 31, 2007.

Description of Termination and Change in Control Events

The following charts list different types of termination and change in control events that can affect the treatment of payments under the compensation and benefit programs. These events also affect payments to the named executive officers under their change in control severance agreements. No payments are made under the severance agreements unless, within two years of the change in control, the named executive officer is involuntarily terminated or he or she voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement eligible.
•	Lay Off – Involuntary termination of a named executive officer not for cause, who is not retirement eligible.
•

Involuntary Termination – Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change in Control-Related Events

At the Southern Company or the Company level:

•

Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock, or following a merger with another entity Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•

Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock, or following a merger with another entity the Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•

The Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•

Involuntary Change in Control Termination or Voluntary Change in Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control is generally satisfied when there is a material reduction in salary, incentive compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)

Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits Table.	Benefits payable as described in the notes following the Pension Benefits Table.	Same as Lay Off.	Benefits payable as described in the notes following the Pension Benefits Table.	Same as for retirement and resignation, as the case may be.

Annual Incentive Program	Pro-rated if terminate before 12/31.	Pro-rated if terminate before 12/31.	Forfeit.	Pro-rated if terminate before 12/31.	Forfeit.

Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.

Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration or three years.	Forfeit.

Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.

DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per plan administration committee’s discretion.	Same as Retirement.

SBP	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The chart below describes the treatment of payments under pay and benefit programs under different change in control events, except the Pension Plan (the “Change in Control Chart”). The Pension Plan is not affected by change in control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control-Related Termination for Good Reason

Nonqualified Pension Benefits	All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact.	Benefits vest for all participants and single sum value of benefits earned to the change in control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change in control event.

Annual Incentive	No plan termination is paid at greater of target or actual performance. If plan terminated within two years of change in control, pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment, if annual incentive still in effect, pro-rated at target performance level.

Performance Dividend	No plan termination is paid at greater of target or actual performance. If plan terminated within two years of change in control, pro-rated at greater of target or actual performance level.	Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment, if the performance dividend program is still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by change in control events.	Not affected by change in control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

DCP	Not affected by change in control events.	Not affected by change in control events.	Not affected by change in control events.	Not affected by change in control events.

SBP	Not affected by change in control events.	Not affected by change in control events.	Not affected by change in control events.	Not affected by change in control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control-Related Termination for Good Reason

Severance Benefits	Not applicable.	Not applicable.	Not applicable.

Two or three times base salary plus target annual incentive plus tax gross up for certain named executive officers if severance amounts exceed Section 280G of the Code “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.

Outplace-ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2007.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2007 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below. The amounts shown under the column “Retirement” are amounts that would have become payable to the named executive officers that were retirement eligible on December 31, 2007 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the column “Resignation or Involuntary Termination” are the amounts that would have become payable to the named executive officers who were not retirement eligible on December 31, 2007 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits Table. Those tables show the present values of all the benefits amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits Table. With the exception of Ms. Flowers and Mr. Atherton, all of the other named executive officers were retirement eligible on December 31, 2007.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
A. Topazi	Pension SBP-P SERP	7,298 230,105 87,709	All plans treated as retiring	4,499 230,105 87,709
F. Turnage	Pension SBP-P SERP	5,356 41,386 26,462	All plans treated as retiring	3,028 41,386 26,462
J. Atherton	Pension SBP-P SERP	n/a n/a n/a	1,371 93,198 0	2,251 12,212 13,218
K. Flowers	Pension SBP-P SERP	n/a n/a n/a	1,390 105,508 0	2,283 17,244 12,883
D. Horsley	Pension SBP-P SERP	4,636 31,688 30,002	All plans treated as retiring	3,634 31,688 30,002

As described in the Change in Control Chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change in control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2007 following a change in control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events table above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	Total ($)
A. Topazi	2,301,049	877,093	3,178,142
F. Turnage	413,861	264,623	678,484
J. Atherton	90,659	98,131	188,790
K. Flowers	102,633	76,675	179,308
D. Horsley	316,881	300,022	616,903

The pension benefit amounts in the tables above were calculated as of December 31, 2007 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid incentives were assumed to be paid at 1.35 times the target level. Pension Plan benefits were calculated assuming named executive officers chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.85% discount rate as prescribed by the terms of the plan for those who separated from service in 2007.

Annual Incentive

Because this section assumes that a termination or change in control event occurred on December 31, 2007, there is no amount that would be payable other than what was reported and described in the Summary Compensation Table because actual performance in 2007 exceeded target performance.

Performance Dividends

Because the assumed termination date is December 31, 2007, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table under the Traditional Termination Events. As described in the Traditional Termination Events chart, there is some continuation of benefits under the performance dividend program for retirees.

However, under the Change in Control-Related Events, performance dividends are payable at the greater of target performance or actual performance. For the 2004-2007 performance period, actual performance was less than target performance. The table below estimates the additional amount that would have been payable under the performance dividend program if a change in control occurred as of December 31, 2007.

Name	Additional Performance Dividends ($)
A. Topazi	46,989
F. Turnage	12,229
J. Atherton	6,000
K. Flowers	11,405
D. Horsley	15,772

Stock Options

Stock Options would be treated as described in the Termination and Change in Control charts above. Under a Southern Company Termination, all stock options vest. In addition, if there is an Involuntary Change in Control Termination or Voluntary Change in Control Termination for Good Reason, stock options vest. There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options. In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2007 would be paid in cash for all stock options held by the named executive officers. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.

Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
A. Topazi	82,956	216,040	1,568,866
F. Turnage	25,042	56,225	389,273
J. Atherton	17,260	27,586	131,493
K. Flowers	20,890	52,437	350,404
D. Horsley	25,406	72,513	643,861

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the Traditional Termination and Change in Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change in control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.

Health Benefits

With the exception of Ms. Flowers and Mr. Atherton, all the named executive officers are retirement eligible and health care benefits are provided to retirees, and there is no incremental payment associated with the termination or change in control events. Since at the end of 2007 Ms. Flowers and Mr. Atherton were not retirement eligible and thus health care benefits would not become available until each reaches age 50, except in the case of a change in control-related termination, as described in the Change in Control-Related Events chart, the estimated cost of providing two years of group health insurance premiums for Ms. Flowers and Mr. Atherton is $21,210 and $21,210, respectively.

Financial Planning Perquisite

For the named executive officers who are retirement eligible, an additional year of the Financial Planning perquisite, which is set at a maximum of $8,700 per year, is provided after retirement or will be provided after retirement. Ms. Flowers and Mr. Atherton are not retirement eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change in control-related events.

Severance Benefits

The named executive officers are participants in a change in control severance plan. In addition to the treatment of Health Benefits, the annual incentive program, and the performance dividend program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if within two years of a change in control, they an involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the Company from any claims he may have against the Company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is three times the base salary and target payout under the annual incentive program for Mr. Topazi and two times the base salary and target payout under the annual incentive program for the other named executive officers. If any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay the named executive officer an additional amount to cover the taxes that would be due on the excess parachute payment – a “tax gross-up.” However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2007 in connection with a change in control. There is no estimated tax gross-up included for any of the named executive officers because their respective estimated severance amounts payable are below the amounts considered excess parachute payments under the Code.

Name	Severance Amount ($)
A. Topazi	1,760,040
F. Turnage	616,966
J. Atherton	492,646
K. Flowers	580,832
D. Horsley	703,784

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2007, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100 percent of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2007. The shares owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of Common Stock outstanding on December 31, 2007.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned (1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Roy Anderson, III	291	291	0
Thomas E. Dulaney	5,583	0	0
Robert C. Khayat	1,985	0	0
Aubrey B. Patterson, Jr.	2,326	1,486	0
Christine L. Pickering	507	507	0
Martha D. Saunders	0	0	0
George A. Schloegel	3,911	3,053	0
Phillip J. Terrell	3,116	1,509	0
Anthony J. Topazi	187,611	0	173,686
John W. Atherton	26,720	0	18,883
Kimberly D. Flowers	46,873	0	41,971
Donald R. Horsley	66,231	0	58,374
Frances Turnage	47,835	0	42,531
Directors, Nominees, and Executive Officers as a group (13 people)	392,989	6,846	335,445

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. George A. Schloegel, a director of the Company, is chairman of Hancock Holding Company, Gulfport, Mississippi. Mr. Aubrey B. Patterson, Jr., a director of the Company, is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi. During 2007, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with these banks in the future.

Mr. Roy Anderson, III, a director of the Company, is the chairman, president, and chief executive officer of Roy Anderson Holding Corporation, Gulfport, Mississippi. In January 2008, the Company entered into a contract with Roy Anderson Corporation to perform the concrete foundation work associated with the installation of a cooling tower basin, flume, and other related concrete structures for the Jack Watson Electric Generating Plant. The Company followed its standard contracting procedures with respect to this contract under the Southern Company Contract Guideline Manual as is described below.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.